Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference to in the Registration Statement (Form S-8) pertaining to the 2003 Equity Incentive Plan of Neurobiological Technologies, Inc. of our reports dated September 27, 2005, with respect to the financial statements of Neurobiological Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2005, Neurobiological Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Neurobiological Technologies, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

February 21, 2006